SETTLEMENT AGREEMENT


       THIS SETTLEMENT AGREEMENT is entered into as of this 29th day of September, 2004 by and between Transax International Limited, a Colorado corporation (the "Company") and Stephen Walters, the President/Chief Executive Officer and a director of the Company ("Walters").


                                   RECITALS:

       WHEREAS, the Company has incurred substantial monetary obligations concerning its business operations and the development and marketing of its products;

       WHEREAS, Walters has provided certain managerial and consulting services to the Company pursuant to certain contractual relations between the Company and Walters in order to assist the Company in its ongoing business operations;

       WHEREAS, the Company has incurred an aggregate of $135,000.00 to Walters relating to the managerial and consulting services provided by Walters to the Company (the "Debt");

       WHEREAS,   the  Company  and  Walters  have  settled  their  differences regarding the Debt and wish to set forth their settlement agreement;

        WHEREAS, the Company desires to settle the Debt by issuing to Walters and/or his designates 1,687,500 shares of its restricted common stock, par value $0.00001 (the "Common Stock") at the rate of $0.08 per share (which amount is based upon the average of the open and close price of $0.08 of the Company's shares of Common Stock traded on the OTC Bulletin Board between September 19, 2004 and September 29, 2004);

       WHEREAS, Walters desires to convert the Debt and accept the issuance of 1,687,500 shares of restricted Common Stock of the Company as full and complete satisfaction of the Debt;

       WHEREAS, the Company and Walters desire to release one another from any and all further liability as related to the aforesaid Debt; and

       WHEREAS, the Board of Directors of the Company by unanimous written consent dated September 29, 2004 has approved the execution of this Settlement Agreement and the issuance of the 1,687,500 shares of restricted Common Stock to Walters as settlement of the Debt.


       NOW, THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   AGREEMENT

       1. The Company agrees to issue to Walters and/or his designates 1,687,500 shares of its restricted Common Stock, at $0.08, as of September 29, 2004, as full and complete satisfaction and payment of the Debt.

       2. Walters agrees to accept the issuance of 1,687,500 shares of the restricted Common Stock of the Company as full and complete satisfaction and payment of the Debt.

       3. The Company and Walters shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt.

       4. Walters acknowledges that the issuance of the 1,687,500 shares of restricted Common Stock: (i) has not been registered under the Securities Act of 1933, as amended (the "1933 Securities Act"); (ii) is in reliance on the exemption provided by Section 4(2) and/or Regulation S of the 1933 Securities Act; (iii) are being acquired solely for Walters' own account without any present intention for resale or distribution, with the exception of those shares of Common Stock to be transferred to designates of Walters in accordance with that certain Letter of Instruction from Walters; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of Common Stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of Common Stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Walters understands the economic risk of an investment in the Common Stock and has had the opportunity to ask questions of and receive answers from the Company's management concerning any and all matters related to the acquisition of the Common Stock.

       5. This Settlement Agreement shall be effective as of September 29, 2004 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.



                                        Transax International Limited



Date:_____________                      By:__________________________
                                              Nathalie Pilon, Chief Financial
                                        Officer



Date:_____________                      _____________________________
                                        Stephen Walters